Tidal Trust II 485BPOS

Exhibit ((a)(iv)(1)

INVESTMENT ADVISORY AGREEMENT

Between

RETURN STACKED CAYMAN SUBSIDIARY

and

TOROSO INVESTMENTS, LLC

This Investment Advisory Agreement (the “Agreement”) is made as of January 30, 2023, by and between Return Stacked Cayman Subsidiary, an Exempted Company incorporated in the Cayman Islands with limited liability (the “Fund”), and Toroso Investments, LLC, a Delaware limited liability company (the “Adviser”) located at 898 N Broadway, Massapequa NY 11758 USA.

BACKGROUND:

A.	The Fund is an Exempted Company incorporated in the Cayman Islands with limited liability, and will be wholly-owned by its sole investor, Return Stacked Bonds & Managed Futures ETF (the “U.S. Fund”) which is a series of Tidal Trust II (the “Trust”), a Delaware statutory trust, registered with the U.S. Securities and Exchange Commission (the “SEC”).

B.	The Fund is authorized to issue shares of beneficial interest.

C.	The Adviser is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).

D.	The Fund desires to retain the Adviser to render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth.

E.	This Background section is incorporated by reference into and made a part of this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual promises and consideration contained herein, the receipt and sufficiency of which is acknowledged by each party, intending to be legally bound, agree as follows:

1.         Services of the Adviser.

1.1       Investment Advisory Services. The Adviser will: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities and investments for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the U.S. Fund’s current Prospectus and Statement of Additional Information (the “Registration Statement”) as provided to the Adviser, as they may be amended from time to time.

The Adviser further agrees that, in performing its duties hereunder, it will:

(a)       with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable U.S. federal and state laws and regulations, and with the U.S. Fund’s Registration Statement, the provisions of Cayman Island law and any applicable procedures adopted by the Fund’s Directors or the Board of Trustees of the Trust, on behalf of the U.S. Fund, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Adviser;

(b)	use reasonable efforts to manage the Fund’s assets in a manner that will not impair the U.S. Fund’s qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the U.S. Fund’s Registration Statement or otherwise established through written guidelines established by the Fund and provided to the Adviser, including without limitation, Section 1.1.2 hereof;

(c)	furnish to the Fund whatever statistical information the Fund may reasonably request with respect to the Fund’s assets or investments. In addition, the Adviser will keep the Fund and the Directors informed of developments that the Adviser reasonably believes will materially affect the Fund’s portfolio, and shall, on the Adviser’s own initiative, furnish to the Fund from time to time whatever information the Adviser believes appropriate for this purpose;

(d)	make available to the Fund, promptly upon request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Fund in its compliance with applicable laws and regulations. The Adviser will furnish the Directors and the Fund with such periodic and special reports regarding the Fund as they may reasonably request;

(e)	provide assistance to the Fund or custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the U.S. Fund’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Fund, custodian or recordkeeping agent seeks assistance from the Adviser or identifies for review by the Adviser;

(f)	assist the Fund, and any of its Directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Adviser hereunder;

(g)	assist the Fund, and accordingly, the U.S. Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Adviser’s compliance program, which access shall include on-site visits with the Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Adviser’s compliance program;

(h)	provide assistance as may be reasonably requested by the Fund in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Adviser hereunder;

(i)	promptly notify the Fund to the extent required by applicable law in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Fund immediately of any material fact known to the Adviser respecting or relating to the Adviser that would make any written representation in this Agreement materially inaccurate or incomplete or if any such written representation becomes untrue in any material respect;

(j)	promptly notify the Fund if the Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(k)	use no material non-public information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information; and

(l)	use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.

1.1.1       Investment Authority. The Adviser’s investment authority shall include the authority to purchase and sell securities, options, swaps (including but not limited to interest rate swaps, inflation swaps, swaptions and credit default swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement.

The Adviser may: (i) open and maintain brokerage accounts for financial futures and options and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Adviser may, using such of the securities and other property in the Brokerage Accounts as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate. The Fund hereby authorizes any entity or person associated with the Adviser or any sub-adviser or futures trading advisor retained by the Adviser pursuant to Section 8 of this Agreement to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

1.1.2        Investment Guidelines. The Fund shall supply the Adviser with such other information as the Adviser shall reasonably request concerning the Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s investments.

1.2         Administrative Services. The Fund has engaged the services of an administrator. The Adviser shall provide such additional administrative services as reasonably requested by the Fund’s Directors or officers of the Fund; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Fund shareholders, any services related to the distribution of Fund shares, or any other services which are the subject of a separate agreement or arrangement between the Fund and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

(a)	Office Space, Equipment and Facilities. Provide such office space, office equipment and office facilities as are adequate to fulfill the Adviser’s obligations hereunder;

(b)	Personnel. Provide, without remuneration from or other cost to the Fund, the services of individuals competent to perform the administrative functions which are not performed by employees or other agents engaged by the Fund or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Fund;

(c)	Agents. Assist the Fund in selecting and coordinating the activities of the other agents engaged by the Fund, including the Fund’s shareholder servicing agent, custodian, administrator, independent auditors and legal counsel;

(d)	Directors and Officers. Authorize and permit the Adviser’s directors, officers and employees who may be elected or appointed as Directors or officers of the Fund to serve in such capacities, without remuneration from or other cost to the Fund;

(e)	Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Fund are maintained and preserved by it in accordance with applicable laws and regulations;

(f)	Reports and Filings. Assist in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws;

(g)	Change in Management or Control. The Adviser shall provide at least sixty (60) days’ prior written notice to the Fund of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the 1940 Act. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

2.	Expenses of the Fund.

During the term of this Agreement, the Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay, or require a sub-adviser or futures trading advisor to pay, all expenses incurred by the Fund pursuant to this Agreement, excluding interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability and litigation expenses and other non-routine or extraordinary expenses.

3.	Advisory Fee.

The Adviser will not receive any compensation for services rendered by the Adviser as investment adviser to the Fund, and is not entitled to any compensation under this Agreement.

4.	Proxy Voting.

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with the Adviser’s proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Fund prior to the execution of this Agreement, and any amendments thereto promptly.

5.	Records and Agent for Service of Process.

5.1          Tax Treatment. Both the Adviser and the Fund shall maintain, or arrange for others to maintain, the books and records of the Fund in such a manner that treats the Fund as a separate entity for federal income tax purposes.

5.2         Ownership. All records required to be maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered by the Adviser promptly on request by the Fund; provided, that the Adviser may at its own expense make and retain copies of any such records. The Fund, for so long as the U.S. Fund is the sole investor in the Fund, agrees to inspection by the staff of the SEC of the Fund’s books and records.

5.3         Agent for Service of Process. The Fund will designate an agent for service of process in the United States.

6.	Reports to Adviser.

The Fund shall furnish or otherwise make available to the Adviser such copies of the Fund’s financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.	Code of Ethics.

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act. Upon request, the Adviser will provide to the Fund’s Directors a written report that describes any issues arising under the code of ethics since the last report to the Fund’s Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

8.	Retention of Sub-Adviser and/or Futures Trading Advisor.

Subject to the approval by the Board of Trustees of the Trust, on behalf of the U.S. Fund, the Adviser may retain one or more sub-advisers or futures trading advisors, at the Adviser’s own cost and expense, for the purpose of managing the investments of the assets of the Fund. Retention of one or more sub-advisers or futures trading advisors shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 10 of this Agreement, be responsible to the Fund for all acts or omissions of any sub-adviser or futures trading advisor in connection with the performance of the Adviser’s duties hereunder.

9.	Services to Other Clients.

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

10.	Limitation of Liability of Adviser and its Personnel.

Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Fund at the direction or request of the Adviser in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Directors of the Fund in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser or futures trading advisor retained by the Adviser pursuant to Section 8 of this Agreement; provided that, nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Director or officer of the Fund against any liability of the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Fund.

11.	Effect of Agreement.

Nothing herein contained shall be deemed to require to the Fund to take any action contrary to its Charter Documents or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of the Fund of their responsibility for and control of the conduct of the business and affairs of the Fund.

12.	Term of Agreement.

The term of this Agreement shall begin as of the date and year upon which the Fund commences investment operations, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to the Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; provided that, such continuance with respect to the Fund is approved at least annually by the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto.

The Adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13.	Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided that, no such amendment shall be effective unless authorized (i) by resolution of the Fund’s Directors) and the Board of Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment as required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

14.	Termination of Agreement.

This Agreement may be terminated as to the Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party. This Agreement shall terminate automatically upon termination of the investment advisory agreement between the Trust and the Adviser, on behalf of the U.S. Fund.

15.	Memorandum and Articles of Association (the “Charter Documents”).

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Charter Documents and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director. The Adviser and agrees that the Adviser must look solely to the assets of the Fund for the enforcement or satisfaction of any claims against the Fund.

16.	Confidentiality.

The Adviser agrees to treat all non-public records and other information relating to the Fund and the securities holdings of the Fund as confidential (collectively, “Fund Confidential Information”) and shall not disclose any such Fund Confidential Information to any other person unless either (a) permitted by this Agreement or (b) the Board of Directors of the Fund has approved the disclosure. In addition, the Adviser and the Adviser’s officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with the Adviser’s Code of Ethics, neither the Adviser nor the Adviser’s officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

The Fund agrees to treat all non-public records and other information relating to the Adviser as confidential (collectively, “Adviser Confidential Information,” and together with “Fund Confidential Information,” “Confidential Information”) and shall not disclose any such Adviser Confidential Information to any other person unless (i) the Adviser has approved the disclosure or (ii) such disclosure is otherwise permitted by this Agreement.

Confidential Information shall not be subject to the above confidentiality obligations to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

Confidential Information may be disclosed by a party without violating its confidentiality obligations under this Agreement to third parties to the limited extent that: (i) release of the information is necessary or appropriate in connection with the provision of services (or receipt of services) contemplated by this Agreement (including services to the Fund); (ii) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory authority or agency, law, or binding discovery request in pending litigation (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); (iii) it is requested to be disclosed by a governmental or regulatory authority or agency with jurisdiction over the disclosing party; or (iv) it is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party. Confidential Information shared with third parties in accordance with the foregoing sentence shall otherwise remain subject to the confidentiality obligations of this section.

17.	Jurisdiction.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

18.	Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. To the extent there is any inconsistency between the provisions of this Agreement and the provisions of the 1940 Act, the parties agree that the provisions of the 1940 Act shall prevail. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19.	Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

20.	Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

Return Stacked Cayman Subsidiary

By:	/s/ Dan Carlson

Name:	Dan Carlson

Title:	Director

Toroso Investments, LLC

By:	/s/ Dan Carlson

Name:	Dan Carlson

Title:	CFO